Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 filed December 22, 2008, and related Prospectus of GeoGlobal Resources Inc., pertaining to the 2008 Stock Incentive Plan (the “Plan”) of GeoGlobal Resources Inc., for the registration of 12,000,000 shares of common stock issuable on exercise of options to be granted under the Plan of our report dated March 23, 2007 (except as to Note 8(c), as to which the date is June 5, 2008) with respect to the consolidated financial statements of GeoGlobal Resources Inc. for the year ended December 31, 2006 included in the Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Ernst & Young LLP
Calgary, Alberta

December 22, 2008